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                                         CONTACT: Rod Dorsey
                                                  Predictive Systems, Inc.
                                                  212-659-3468



           PREDICTIVE SYSTEMS COMPLETES GLOBAL INTEGRITY ACQUISITION

      Merger Positions Predictive Systems as a Global Leader in Burgeoning
                          Information Security Market

New York, NY, December 15, 2000 - Predictive Systems, Inc. (NASDAQ: PRDS), a leading network infrastructure consulting firm, today announced the closing of its acquisition of Global Integrity Corporation, a wholly-owned subsidiary of Science Applications International Corporation (SAIC).

Pursuant to this acquisition, Predictive Systems issued approximately 5.8 million shares of its common stock and options and paid approximately $31.5 million in cash in exchange for all of Global Integrity's shares and outstanding options and repayment of debt owed to SAIC. If Global Integrity achieves certain performance conditions in calendar year 2001, approximately $14.0 million in additional value will be paid in cash and additional options.

The acquisition of Global Integrity, which provides information security services to Fortune and Global 100 corporations, significantly enhances Predictive Systems' client base and service offerings. Furthermore, the acquisition will expand the company's global footprint with the addition of over 100 employees and an office in Japan.

About Global Integrity Corporation

Global Integrity Corporation, incorporated in 1998, began operations in 1996 as the SAIC Center for Information Protection. Global Integrity's client base includes Fortune and Global 100 financial, security, insurance, healthcare, and diversified financial corporations worldwide. Global Integrity has offices in the United States, United Kingdom, and Japan. Headquartered in Reston, VA., Global Integrity provides a full complement of e-business security monitoring, incident response, consulting, engineering and information sharing services to global financial institutions and major corporations with electronic operations worldwide. Through groundbreaking initiatives such as the Financial Services Security Lab and Information Sharing and Analysis Centers (ISACs), Global Integrity has proven itself to be a leader in protection of the nation's critical electronic information infrastructure. More information about Global Integrity can be found at www.globalintegrity.com.


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About SAIC

SAIC, a Fortune 500 company, is the nation's largest employee-owned research and engineering company, providing information technology, systems integration, and eBusiness products and services to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment and financial services. With annual revenues exceeding $5.5 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 41,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found at www.saic.com.

About Predictive Systems

Predictive Systems, Inc. (NASDAQ: PRDS) is a leading network infrastructure consulting firm focused on building fast, reliable, secure networks for service providers and global enterprises. The firm's BusinessFirst(TM) approach maps technology solutions to business goals. Predictive Systems' clients include Bear Stearns, Cisco Systems, DLJdirect, First Union National Bank, WorldCom, Pfizer, and Qwest Communications. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, Japan, the Netherlands, and the UK.

For additional information, please contact Predictive Systems at 1-800-770-4958 or visit www.predictive.com.

Predictive Systems, the Predictive Systems logo, BusinessFirst, e-frastructure, e-readiness, and e-xplain are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports, Predictive Systems' ability to integrate the operations of Global Integrity into its operations, Predictive Systems' ability to realize the expected benefits from the acquisition, Predictive Systems' ability to maintain its position in the industry and other documents filed from time to time with the Securities and Exchange Commission.

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